Hunton & Williams LLP ONE Bank of america plaza Suite 1400 421 Fayetteville street raleigh, north carolina 27601 Tel 919 • 899 • 3000 Fax 919 • 833 • 6352

January 18, 2013

Board of Directors

Agree Realty Corporation

31850 Northwestern Highway

Farmington Hills, Michigan 48334

Issuance of 1,725,000 Shares of Common Stock

Gentlemen:

We have served as special counsel to Agree Realty Corporation, a Maryland corporation (the “Company”), in connection with the issuance and sale by the Company to the underwriters pursuant to the underwriting agreement, dated January 15, 2013 (the “Underwriting Agreement”), among the Company and Agree Limited Partnership, a Delaware limited partnership, on the one hand, and Raymond James & Associates, Inc., acting as the representative of the several underwriters named in Schedule I to the Underwriting Agreement, on the other hand, of 1,725,000 shares (the “Shares”) of common stock, par value $0.0001 per share, of the Company (the “Common Stock”) (including 225,000 shares issued pursuant to the Underwriters’ over-allotment option) to be issued by the Company in an underwritten public offering. The Shares have been registered on a Registration Statement on Form S-3 (File No. 333-184095), which was declared effective by the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on October 15, 2012 (the “Registration Statement”).

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents:

(a)	the Articles of Incorporation of the Company, together with all amendments and articles supplementary filed to date with respect thereto, as certified by the State Department of Assessments and Taxation of the State of Maryland (the “SDAT”) as of January 16, 2013 and by the Secretary of the Company as of the date hereof (the “Charter”);

(b)	the Company’s Amended and Restated Bylaws, as certified by the Secretary of the Company as of the date hereof;

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McLEAN   MIAMI   NEW YORK   NORFOLK   RALEIGH   RICHMOND   SAN FRANCISCO   TOKYO   WASHINGTON

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Board of Directors Agree Realty Corporation January 18, 2013 Page 2

(c)	the form of certificate representing a share of Common Stock, as certified by the Secretary of the Company on the date hereof;

(d)	resolutions duly adopted by the board of directors of the Company at meetings held on August 17, 2012 and January 11, 2013 and resolutions adopted pursuant to an action by unanimous written consent of the Special Pricing Committee of the board of directors of the Company dated January 15, 2013, relating to, among other things, the registration, issuance and sale of the Shares and the price per share to be paid to the Company by the Underwriters, as certified by the Secretary of the Company as of the date hereof (collectively, the “Resolutions”);

(e)	the Registration Statement;

(f)	the preliminary prospectus supplement, dated January 14, 2013, as filed with the Commission on January 14, 2013 pursuant to Rule 424(b) under the Securities Act, together with the base prospectus, dated October 15, 2012 (the “Base Prospectus”);

(g)	the final prospectus supplement, dated January 15, 2013, filed with the Commission on January 15, 2013 pursuant to Rule 424(b) under the Securities Act, together with the Base Prospectus (collectively, the “Final Prospectus”);

(h)	an executed copy of the Underwriting Agreement;

(i)	an executed copy of the certificate of the Secretary of the Company, dated the date hereof, as to certain factual matters;

(j)	the certificate of the SDAT as to the due incorporation, existence and good standing of the Company in the State of Maryland dated January 15, 2013 (the “Good Standing Certificate”); and

(k)	such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

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For purposes of the opinion expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified or photostatic copies and the authenticity of the originals thereof, (iii) the legal capacity of natural persons, (iv) the genuineness of all signatures and (v) the due authorization, execution and delivery of all documents by all parties and the validity and binding effect and enforceability thereof upon the Company.

Based upon the foregoing, and having regard for such legal considerations as we have considered necessary for purposes hereof, we are of the opinion that:

1.      The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT, and has the requisite corporate power to issue the Shares.

2.      The issuance of the Shares has been duly authorized and, when issued and delivered upon payment therefor in accordance with the Final Prospectus, the Resolutions and the Underwriting Agreement, the Shares will be validly issued, fully paid and nonassessable.

The opinion in paragraph 1 with respect to incorporation, existence and good standing of the Company in the State of Maryland is based solely on the Good Standing Certificate. In expressing the opinions above, we have assumed that the Shares will not be issued in violation of Article Ninth of the Charter, as amended or supplemented as of the date hereof.

The foregoing opinions are limited to the Maryland General Corporation Law, and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state securities (or “blue sky”) laws, including the securities laws of the State of Maryland or any federal or state laws regarding fraudulent transfers or fraudulent conveyances. To the extent that any matter as to which our opinion is expressed herein would be governed by any provisions other than those set forth in the Maryland General Corporation Law, we do not express any opinion on such matter.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Company’s Current Report on Form 8-K, which is incorporated by reference in the Registration Statement in accordance with the requirements of Form S-3 and the rules and regulations promulgated under the Securities Act. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement with the Commission on the date hereof and to the use of the name of our firm in the section entitled “Legal Matters” in the Final Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

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This opinion is limited to the matters stated in this letter, and no opinion may be implied or inferred beyond the matters expressly stated in this letter. This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in the law, including judicial or administrative interpretations thereof, that occur which could affect the opinions contained herein.

Very truly yours,
/s/ Hunton & Williams LLP